Exhibit 99.1

******* FOR IMMEDIATE RELEASE ******

Thursday, October 30, 2008

WGNB Corp. Announces a Cash Dividend and Offering Extension to January 15, 2009 on Its 9% Series A Convertible Preferred Stock and an Amendment to Its Dividend Reinvestment
and Direct Stock Purchase Plan

CARROLLTON, GA - WGNB Corp. announced the declaration by its Board of Directors of cash dividends on the Company’s 9% Series A Convertible Preferred Stock for shareholders of record as of November 30, 2008, which is payable on December 15, 2008.

Dividend on 9% Series A Convertible Preferred Stock

This dividend is declared as provided by the terms and conditions of the Series A Preferred, which are described in a Prospectus dated July 31, 2008. Holders of the Series A Preferred are entitled to non-cumulative dividends, payable quarterly on each March 15, June 15, September 15 and December 15, commencing December 15, 2008, if and when declared by the Board of Directors.

Dividends on the Series A Preferred are payable at a rate of 9% per annum on the amount of the investment for the period beginning September 22, 2008 (the date the shares of Series A Preferred were issued) through the payment date, December 15, 2008 for shareholders participating in the rights portion of the offering. For shareholders who acquired shares of the Series A Preferred in the public offering, dividends will be paid at the 9% per annum rate for the period beginning on the actual date of issuance of their shares through December 15, 2008.

For shareholders holding their preferred shares in certificate form, the dividend checks will be mailed by Registrar and Transfer Company, WGNB Corp.’s transfer agent, on or about December 15, 2008. For shareholders holding their shares in brokerage accounts, the dividends will be directly deposited into their brokerage accounts.

Extension of the 9% Series A Convertible Preferred Stock Offering

The Board of Directors has elected to extend the public portion of its Series A Convertible Preferred Stock offering from its original expiration date of October 31, 2008 to January 15, 2009. “During the later part of the offering, abnormal fluctuations in the national stock market and increasing uncertainty in the economy caused many investors to stop investing in bank stocks,” said H. B. “Rocky” Lipham, chief executive officer of WGNB Corp. “We believe the market for bank stock has become more attractive as a result of recent steps taken by Congress and bank regulators, which are designed to relieve some of the uncertainty of investing in banks. Since announcement of the market stabilization initiatives, we have had an increased interest in our Series A Preferred Stock,” concluded Lipham.

Amendment of Dividend Reinvestment and Direct Stock Purchase Plan

The Board of Directors has approved an amendment to WGNB Corp.’s Dividend Reinvestment and Direct Stock Purchase Plan. As previously disclosed, on May 20, 2008, WGNB Corp. filed a registration statement registering 500,000 shares of the Company’s common stock, which are issuable under a Dividend Reinvestment and Direct Stock Repurchase Plan (the “DRIP”) adopted by the Board of Directors. “The purpose of the DRIP is to provide our existing shareholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a specified amount of their cash dividends in additional shares of our common stock,” explained Lipham. The DRIP, when initially adopted, did not provide for the reinvestment of dividends payable on WGNB Corp.’s Series A Preferred into the Company’s common stock. The DRIP, as amended by the Board of Directors, will allow preferred dividends to be reinvested in the Company’s common stock. In the next few weeks, shareholders will be receiving materials describing the DRIP, as well as enrollment forms for those wishing to participate.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Capital market under the symbol WGNB. First National Bank of Georgia has seventeen locations in Carroll, Coweta, Douglas and Haralson counties and 22 ATM locations in the west Georgia area. Total assets for the Bank are $892,000,000. For more information about First National Bank of Georgia, visit the company’s website at www.fnbga.com.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company complies with Federal and State laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

If you have questions about this or other financial information please contact Steven J. Haack, Chief Financial Officer, via e-mail at or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112